EXHIBIT 99.1

INVESTOR CONTACT	MEDIA CONTACT

Scott Wylie	Anna Del Rosario
VP – Investor Relations	Dir. – Corp. Communications
Altera Corporation	Altera Corporation
(408) 544-6996	(408) 544-6397
swylie@altera.com	anna.delrosario@altera.com

CHIEF FINANCIAL OFFICER NATHAN SARKISIAN TO RETIRE

San Jose, Calif., March 6, 2006 – Altera Corporation (Nasdaq: ALTR) today announced that Nathan M. Sarkisian, 47, senior vice president and chief financial officer, intends to retire by the end of 2006. His replacement has not been named. Mr. Sarkisian will continue in his current position until a new chief financial officer is named and will remain with the company for some time thereafter to assist in the transition.

“Nate has made countless contributions to Altera’s success over his 14 year career and has served for nearly eleven years as our chief financial officer. His presence and his tireless efforts have touched all of Altera. I wish Nate the best as he transitions to the next phase of his life,” said John Daane, president, chief executive officer, and chairman of the board.

About Altera

Altera Corporation (Nasdaq: ALTR) is the world’s pioneer of system-on-a-programmable-chip (SOPC) solutions. Combining programmable logic technology with software tools, intellectual property, and technical services, Altera provides high-value programmable solutions to approximately 14,000 customers worldwide. More information is available at http://www.altera.com.

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Altera, The Programmable Solutions Company, the stylized Altera logo, specific device designations and all other words that are identified as trademarks and/or service marks are, unless noted otherwise, the trademarks and service marks of Altera Corporation in the U.S. and other countries.